Exhibit 10.6

CONFIDENTIAL
March 1, 2016
Dear Kevin Radigan,
On behalf of Ubiquiti Networks, Inc. (the "Company"), I am pleased to extend to you an offer to join the Company. This letter sets forth the basic terms and conditions of your prospective employment with the Company.

1.	Position: Chief Accounting Officer.

2.	Primary Work Location: New York, New York.

3.	Start Date: April 1, 2016.

4.	Salary: $350,000 on an annual basis, paid in accordance with the Company's ordinary payroll policies.

5.
Annual Bonus: You will have the opportunity to earn an annual bonus (the "Annual Bonus") equal to $100,000. For the period beginning on the start date and ending on the last day of the fiscal year ending June 30, 2016, you shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire fiscal year multiplied by a fraction the numerator of which is equal to the number of days you worked in the applicable fiscal year and the denominator of which is equal to the total number of days in such year).

6.
Employee Benefits. You will be eligible to participate in Company-sponsored benefits programs in accordance with Company policies. The Company reserves the right to modify, change, cease or begin these benefits or new benefits in the future.

7.	Taxes and Withholding. All amounts payable to you will be subject to and net of all applicable payroll deductions and taxes as required by law or the policies of the Company.

8.
Severance. If your employment with the Company is terminated without Cause (as defined below), or if you terminate your employment with the Company for Good Reason (as defined below), then the Company will, subject to the other provisions of this paragraph, continue to pay you as severance your then-effective base salary for the Severance Period (as defined below), less applicable withholding and deductions. Notwithstanding anything herein to the contrary, you shall not receive the severance payments set forth above unless and until you execute a general release in a form and of substance reasonably satisfactory to the Company (the "Release") and the Release becomes effective and can no longer be revoked by you under its terms. You shall forfeit your right to receive the severance payments set forth above if you fail to (a) return to the Company all Company property, (b) comply with the provisions of the Release, or (c) comply with the terms of the Company's Confidential Information and Invention Assignment Agreement. The amounts payable pursuant to this paragraph 8 shall be reduced by the amount of any compensation earned or received by you from any person other than the Company during the Severance Period in connection with the performance of any services by you. Upon request from time to time, you shall furnish the Company with a true and complete certificate specifying any such compensation earned or received by you while receiving any payments or other benefits pursuant to this paragraph 8.

"Cause" shall mean that your employment is terminated for any of the following reasons: (i) intentional and material dishonesty in the performance of your duties for the Company; (ii) conduct (including conviction of or plea of nolo contendere to a felony) which has a direct and material adverse effect on the Company or its reputation; (iii) material failure to perform your reasonable duties or comply with your obligations under this letter or the Company's Confidential Information and Invention Assignment Agreement after receipt of written notice specifying the failure, if you do not remedy that failure within 10 days of receipt of written notice from the Company, which notice will state that failure to remedy such conduct may result in termination for Cause or (iv) an incurable material breach of the Company's Confidential Information and Invention Assignment Agreement, including, without limitation, theft or other misappropriation of the Company's proprietary information.
"Good Reason" shall mean, without your express written consent, (i) a material reduction of your duties, position or responsibilities; (ii) a more than 10% reduction by the Company in your base salary as in effect immediately prior to such reduction (other than temporary reductions generally applicable to senior executives of the Company); (iii) any material breach of this letter by the Company; or (iv) any office relocation to a location that is more than 50 miles further from your primary residence. Your termination shall be for "Good Reason" if you provide written notice to the Company of the Good Reason within sixty (60) days of the initial existence of the condition constituting Good Reason, upon such notice you provide the Company with a period of thirty (30) days to remedy the condition constituting Good Reason, the Company fails to cure the Good Reason within that period, and the termination of employment occurs within 60 days of the expiration of the cure period.
"Severance Period" shall mean a period of six (6) months beginning on the date the Release becomes effective and may no longer be revoked by you under its terms.

9.
Term of Employment. At all times, your employment with the Company will be "at-will," which means you or the Company may terminate or change the terms of your employment at any time, for any reason or no reason, with or without cause or notice; provided, however, that as described in paragraph 8 above, you may be entitled to severance benefits depending upon the circumstances of the termination of your employment. Nothing in this letter shall be construed to create a promise of employment for any specific period of time. In addition, the Company reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. However, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. If you accept this offer, you represent and warrant that: (a) you are under no contractual commitments inconsistent with your obligations to the Company, and (b) you will not bring to the Company's offices, or use or disclose, any confidential information belonging to any third party that the Company would not have the right to use without restriction. At all times, you will be subject to the Company's policies, procedures and practices, including those in any employee handbook. You also agree that while employed by the Company, you will not engage in any employment, business or activity that may conflict with your employment at the Company without its written consent nor will you assist any person or organization in competing with the Company, in preparing to the compete with the Company or in hiring any of its employees.

10.
Eligibility to Work. This offer of employment with the Company is contingent upon (a) your ability to provide appropriate proof of your identity and eligibility to work in the United States; (b) your employment not requiring an export license for you to work with the Company's technology or products; (c) your references and any background check being satisfactory to the Company; and (d) your returning a signed copy of this letter to the Company. On or before your first day, you will be required to complete and sign a Form 1-9 providing sufficient documentation establishing your employment eligibility in the United States, and provide the Company with satisfactory proof of your identity as required by law.

11.
Standard Agreements and Policies. The commencement of your employment with the Company is contingent upon our receipt, prior to your start date, of your signature on certain agreements and acknowledgments that you will comply with policies of the Company, including the Company's Confidential Information and Invention Assignment Agreement and its code of conduct.

12.
Representations and Warranties of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity, and that you are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity. You represent that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not expressly set forth in this letter. You agree to indemnify, defend, and hold harmless the Company and its employees from any claim relating to any false representation made by you in hereunder.

13.
Miscellaneous. This letter supersedes any agreements, promises or representations (whether oral or written) regarding the offered terms of your prospective employment with the Company that are not explicitly stated in this letter. If any term herein is held to be invalid, void or unenforceable, the remainder of these terms shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result. The terms of this letter can only be modified by a writing signed by you and a duly authorized representative of the Company.

To indicate your acceptance of the Company's offer on the terms and conditions set forth in this letter, please sign and date one copy of this letter and return it to me within five days after the date of this letter (absent which this offer shall be expired). Please then immediately email a scanned copy to hr@ubnt.com along with your full contact information. In reply, you will receive documents referred to above that will need to be completed before the commencement of your employment.
We look forward to your joining our organization!
Sincerely,
UBIQUITI NETWORKS, INC.
/s/ Robert J. Pera
By: Robert J. Pera
Title: Chief Executive Officer

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I have read this letter agreement in its entirety, and agree to accept the terms and conditions of employment stated above.

Dated: March 2, 2016	By: /s/ Kevin Radigan Kevin Radigan